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                                                                    EXHIBIT 99.2

                                 [Salton Logo]

                          Salton/Maxim Housewares,Inc.


                                                                   July 16, 1998

Dear Stockholders:

     I am writing to update you on the status of our previously announced election to repurchase the 50% interest in Salton's outstanding shares held by Windmere-Durable Holdings, Inc. We currently intend to close this repurchase by the end of July.

     As we announced on July 2nd, we obtained a commitment letter from Lehman Brothers, Inc. for a senior secured credit facility of up to $215 million. We plan on using a portion of the proceeds from this facility to repurchase Windmere's 50% interest in Salton. We are currently negotiating definitive agreements with Lehman Brothers.

     In addition, as we recently announced, Salton has entered into a Preferred Stock Purchase Agreement to issue $40 million of convertible preferred stock to affiliates of Centre Partners Management LLC. The preferred stock, which would be issued at the time Salton repurchases Windmere's 50% interest in Salton, is non-dividend bearing and is convertible into 2,352,941 shares of Salton (reflecting a $17 per share conversion price).

     The rules of the Nasdaq Stock Market require stockholder approval of the issuance of this preferred stock. However, since Windmere and other Salton stockholders which own in the aggregate over a majority of Salton's outstanding shares have previously agreed to vote in favor of such issuance, the Nasdaq Stock Market has accepted these agreements in lieu of a stockholder vote.

     I look forward to updating you about Salton and its business in the near future.

                                          Very truly yours,

                                     SALTON/MAXIM HOUSEWARES, INC.

                                     /s/ Leonhard Dreimann

                                     Leonhard Dreimann
                                     President and Chief Executive Officer



As previously announced, the repurchase price for the 6,535,072 shares of Salton held by Windmere is $12 per share in cash plus a six and one-half year, $15 million subordinated promissory note which bears interest at 4% per annum and is offset by 5% of the total amount paid by Salton for products purchased from Windmere and its affiliates during the term of the note. In connection with the repurchase, (i) Windmere has agreed to simultaneously pay in full its $10.8 million promissory note to Salton, and (ii) Salton has agreed to repurchase for approximately $3.3 million the options owned by Windmere to purchase up to 458,500 shares of Salton stock.

The funding of the credit facility with Lehman Brothers and the preferred stock investment by Centre Partners and the closing of the repurchase by Salton of Windmere's 50% interest are subject to a number of conditions, and there can be no assurance as to whether, or when, such transactions will be consummated. If Salton fails to close the repurchase on or prior to October 30, 1998, Windmere would have the right to acquire shares of Salton which it does not own in a tender offer and/or merger for $14.27 per share in cash or in registered shares of Windmere common stock.